Exhibit 99.1

Natrol Elects James Peters to Its Board of Directors
Distinguished Accounting Expert Expected to Chair Audit Committee

CHATSWORTH, CA, July 5, 2006 - Natrol, Inc. (NASDAQ: NTOL), a leading manufacturer and distributor of nationally branded nutritional products, today announced the election of James R. Peters to its Board of Directors. Mr. Peters is expected to be named Chairman of the Audit Committee.

“Jim Peters brings a wealth of experience across multiple industries gathered during a distinguished 35-year career in public accounting,” said Wayne Bos, President and Chief Executive Officer of Natrol. “One of the key pillars of Natrol’s growth strategy is to solidify our core business. As part of that strategy, we are focused on improving our operating procedures and efficiencies. Jim will provide valued counsel as we continue to make progress in that regard.”

Added Elliott Balbert, Founder and Executive Chairman of Natrol, “We are also focused upon strategic acquisitions and partnerships as a key component of our growth strategy. Jim has experience with countless merger and acquisition transactions. His knowledge, insight and strategic guidance will be a tremendous asset to the Board.”

“I am excited about future growth prospects at Natrol,” stated Mr. Peters. “I look forward to working with its talented team of executives, many of whom have recently joined the Company.”

Mr. Peters, a Certified Public Accountant, is a retired partner in the audit practice of Ernst &Young, where he began his career in 1971. He has extensive experience with public and private companies and initial public offerings in diverse industries, including retail, distribution, manufacturing, health sciences, technology, communications and entertainment. Mr. Peters is a former faculty member of the Directors’ Certification Program at the Anderson School of Business of the University of California, Los Angeles. He is also a former advisory board member for the Entrepreneurial Studies program of the University of Southern California. Mr. Peters is a frequent speaker on entrepreneurship, mergers and acquisitions, and audit committee best practices.

About Natrol

Founded in 1980, Natrol, Inc. (NASDAQ: NTOL) is a diversified nutrition company that manufactures and markets premium-branded nutritional products, herbal teas and sports fitness products under the Natrol®, Laci Le Beau® and Prolab® brands, respectively. Natrol markets more than 200 nutritional products designed to meet a wide range of consumer needs. The products are available at more than 54,000 food, drug, mass market and independent health food stores, catalogs and Internet sites, gyms and specialty stores nationally and in select foreign countries. For more information, visit www.natrol.com.

The statements made in this press release which are not historical facts including statements regarding expectations for future growth of revenue and profits and trends concerning net sales, are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As a result of a number of factors, the Company’s actual results could differ materially from those set forth in the forward looking statements. Certain factors that might cause Natrol’s actual results to differ materially from those set forth in the forward looking statements include adverse trends in the dietary supplements industry, intense competition, adverse effects of unfavorable publicity regarding particular products or the Company’s industry generally, the Company’s dependence on the introduction of successful new products, the Company’s ability to gain market share and shelf space in each of its distribution channels, the Company experiencing high rates of product returns, and adverse government regulation, as well as those factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and in the Company’s other filings with Securities and Exchange Commission.

Investor Contacts:

Natrol, Inc. Teri Lim 818-739-6000 Ext. 583 Fax: 818-739-6004	CCG Investor Relations: Mark Collinson 310-231-8600 Ext. 117 Fax: 310-231-8663